EXHIBIT 99.1
FOR IMMEDIATE RELEASE
November 9, 2010

ART’S WAY MANUFACTURING ANNOUNCES CASH DIVIDEND ON THE COMPANY’S COMMON STOCK

ARMSTRONG, IOWA, November 9, 2010 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces the Board of Directors of the corporation approved a cash dividend on the Company’s common stock. The dividend of $0.06 is payable on November 30, 2010, to shareholders of record on November 12, 2010. Art’s Way Manufacturing has paid a dividend each year since 2005.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We are very pleased to be continuing our legacy of dividend payouts. We have a track record of paying dividends and delivering long-term value to our shareholders is a top priority of the Company.

“The agricultural sector is robust, our business fundamentals remain strong and we believe the Company is well positioned to aggressively move forward into 2011. We want to thank all of our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay bailers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectation that long-term demand for farming equipment will increase; (ii) our goal to improve leverage and profitability; (iii) our expectations relating to projects for Art’s Way Scientific; and (iv) our belief that we are well-positioned for market opportunities, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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